EXHIBIT 10.3

ACCOUNTS RECEIVABLE PURCHASE MODIFICATION AGREEMENT

This Accounts Receivable Purchase Modification Agreement is entered into as of September 24, 2003, by and between AML Communications, Inc. (the “Seller”) and Silicon Valley Bank (“Buyer”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to, among other documents, an Accounts Receivable Purchase Agreement, dated November 20, 2001 by and between Seller and Buyer, as may be amended from time to time, (the “Accounts Receivable Purchase Agreement”).  The Accounts Receivable Purchase Agreement provides for, among other things, an aggregate amount of all Purchased Receivable in the original amount of One Million Dollars ($1,000,000.00).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Purchase Agreement.

Hereinafter, all indebtedness owing by Seller to Buyer shall be referred to as the “Indebtedness”.

2.                                       DESCRIPTION OF COLLATERAL.   The Collateral as described in the Accounts Receivable Purchase Agreement and in the Intellectual Property Security Agreement secures repayment of the Indebtedness.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the  “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification(s) to Accounts Receivable Purchase Agreement:

1.                                       Section 2.2 entitled “Acceptance of Receivables” is hereby amended in part to provide that in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed Two Million Dollars ($2,000,000.00).

2.                                       Section 3.2 entitled “Finance Charges” is hereby amended in part to provide that Seller shall pay to Buyer a minimum of $6,500 (Six Thousand Five Hundred Dollars) in Finance Charge on each Reconciliation Period.

3.                                       Section 3.3 entitled “Collateral Handling Fee” is hereby amended in part to provide that on each Reconciliation Date, Seller will pay to Buyer a collateral handling fee, equal 0.75% per month of the average Daily Account Balance outstanding during the applicable Reconciliation Period.

4.                                       Section 3.7 entitled “Early Termination Fee” is hereby amended in its entirety to read as follows:

A fully earned, non-refundable early termination fee of $50,000 is due upon voluntary full payment of the Obligations and termination of the Accounts Receivable Purchase Agreement prior to November 20, 2004 unless the Obligations are paid in full from an initial advance from a loan agreement with Silicon Valley Bank.

5.                                       Section 17 entitled “Term and Termination” is hereby amended in part to provide that the term of the Loan Agreement shall be through November 20, 2004 unless terminated in writing by Buyer or Seller.

B.                                     Modification to the IP Agreement:

Item “(g)” under Section 3 entitled “Covenants and Warranties” is hereby amended to read as follows:

Grantor shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office.  Grantor shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works.  Grantor shall provide written notice to Bank of any application filed by Grantor in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing;

4.                                       CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

5.                                       NO DEFENSES OF SELLER.  Seller agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.                                       CONTINUING VALIDITY.  Seller understands and agrees that in modifying the existing Indebtedness, Buyer is relying upon Seller’s representations, warranties, and agreements, as set forth in the Existing Documents.  Except as expressly modified pursuant to this Accounts Receivable Purchase Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Buyer’s agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Purchase Modification Agreement in no way shall obligate Buyer to make any future modifications to the Indebtedness.  Nothing in this Accounts Receivable Purchase Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Buyer and Seller to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Buyer in writing.  No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Purchase Modification Agreement.  The terms of this paragraph apply not only to this Accounts Receivable Purchase Modification Agreement, but also to any subsequent Accounts Receivable Purchase modification agreements.

7.                                       COUNTERSIGNATURE.  This Accounts Receivable Purchase Modification Agreement shall become effective only when executed by Seller and Buyer.

SELLER:	BUYER:

AML COMMUNICATIONS, INC.	SILICON VALLEY BANK

By:		By:
Name:	Jacob Inbar	Name:	Robert Anderson
Title:	President and CEO	Title:	Vice-President